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EXHIBIT 99.1

                                            FOR IMMEDIATE RELEASE
CONTACT:
                                            Stephen D. Axelrod, CFA
Richard Reichgut, V.P. Marketing            Andria Pilo (Media)
AUTHENTIDATE, INC.                          WOLFE AXELROD WEINBERGER ASSOC. LLC
(212) 329-1100                              (212) 370-4500; (212) 370-4505 (Fax)
rreichgut@AuthentiDate.com                  email: steve@wolfeaxelrod.com

John Botti, Chairman, Pres, CEO
(518) 346-7799


                      AUTHENTIDATE HOLDING CORP. ANNOUNCES
                FISCAL 2003 THIRD QUARTER AND NINE MONTHS RESULTS

            - AUTHENTIDATE GROUP SALES TOP $1 MILLION YEAR-TO-DATE -

SCHENECTADY, N. Y. - MAY 15, 2003 -- AUTHENTIDATE HOLDING CORP. (AHC) (NASDAQ:
ADAT) today announced its results for the third fiscal quarter ended March 31, 2003.

The Company had a net loss of $3.0 million ($0.15 per share) for the quarter ended March 31, 2003 compared to a net loss of $2.5 million ($0.18 per share) for the same quarter last year. For the nine months ended March 31, 2003 the Company had a net loss of $7.0 million ($0.36 per share) compared to $7.4 million ($0.51 per share) for the same period last year. Consolidated sales totaled $8.1 million and $19.5 million for the three and nine months ended March 31, 2003, respectively. This compares with $3.6 million and $11.0 million for the same periods last year.

The reduction in the loss on a year-to-date basis is attributable to the DocSTAR Division whose segment profit increased by $309,840 as a result of an increase in profit margins. Also contributing to the reduced loss was improvement in the AuthentiDate group (which includes AuthentiDate Inc., AuthentiDate International AG and Trac Medical Solutions, Inc.) whose segment loss declined from $4.5 million to $4.1 million for the nine months ended March 31, 2003. The decline was due to an increase in sales from $41,704 to $1.1 million. DJS also showed a significant increase in sales from $6.1 million to $13.5 million and an increase in segment profit from $89,889 to $135,639. The increase in sales is due to a change in sales mix. DJS realized a larger percentage of direct sales compared to indirect sales this year compared to last year. On a direct sale DJS sells computer hardware directly to its customer but on an indirect sale DJS passes the sale on to the manufacturer or distributor and receives a fee and the fee is recorded as a sale. The gross profit dollars are about the same in a direct sale as an indirect sale however the sales dollars are much higher in a direct sale scenario.

                                                                        - MORE -

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The Company's cash flow from operating activities was a negative $5.3 million for the nine months ended March 31, 2003 compared to a negative $4.8 million for the same period last year. The change is due to an increase in receivables compared to last year mainly in DJS and also in the AuthentiDate Group.

John Botti, CEO of AuthentiDate Holding Corp., stated, "We remain very encouraged by the steady increase in sales in our AuthentiDate, AG and Trac Medical subsidiaries. By hitting the $1 million milestone in sales I think we have proved that these businesses are viable and can be profitable in the future."

Below is a chart comparing the current year results with the prior year.

                                               QUARTER ENDED                        NINE MONTHS ENDED
                                                 MARCH 31,                                MARCH 31,
                                     -------------------------------          --------------------------------
                                       2003                 2002                 2003                 2002
                                     ----------           ----------          -----------          -----------
Sales                                $8,105,870           $3,592,159          $19,491,021          $10,986,948
Gross profit                          1,453,173            1,087,126            4,526,489            3,250,680
Operating loss                       (2,306,132)          (2,085,507)          (6,393,436)          (6,573,052)
Net loss                             (3,009,758)          (2,533,384)          (6,958,179)          (7,365,309)
Net loss per share:
          basic and diluted               ($.15)               ($.18)               ($.36)               ($.51)


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ABOUT AUTHENTIDATE HOLDING CORP.

AUTHENTIDATE HOLDING CORP. (AHC) is the holding company of five business units:
DocSTAR, AuthentiDate International AG, AuthentiDate, Inc., DJS Marketing Group/Computer Professionals International and Trac Medical Solutions, Inc. AuthentiDate and AuthentiDate AG provide the authentication of digital data through its proprietary and patent pending technology. AuthentiDate is establishing itself as the authority on "content security," a growing sector of the electronic network security infrastructure market Trac Medical uses the AuthentiDate service to improve speed, accuracy and security in processing medical forms. These three business units comprise the AuthentiDate Segment for financial reporting purposes. DocSTAR sells a complete line of document imaging products and DJS delivers professional services centered on systems integration projects, staff augmentation, out-tasking and outsourcing services, and resells computer related products.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words "believe," "anticipate," "think," "intend," "plan," "will be," "expect," and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of The Company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the Company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the Company's ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

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